Exhibit 99.1

Voyager Oil & Gas, Inc. Announces 2011 Results and Provides Financial and Operational Update

BILLINGS, Mont., March 13, 2012 (GLOBE NEWSWIRE) -- Voyager Oil & Gas, Inc. (AMEX:VOG) (“Voyager” or the “Company”) today announced results for the twelve-months and three-months ended December 31, 2011.

Full-Year 2011 Financial Review

For the year ended December 31, 2011, Voyager had revenues of $8.43 million, an increase of $7.48 million, or 794%, from $0.94 million for the year ended December 31, 2010.

Revenues were driven by higher oil production and improved realized pricing. Production for the year ended December 31, 2011 was 98,011 barrels of oil equivalent (BOE), an increase of 84,231 BOE, or 611%, from 13,780 BOE for the year ended December 31, 2010.

J.R. Reger, Chief Executive Officer of Voyager Oil & Gas stated “2011 was a transformational year for Voyager. While still in the early stages of Voyager’s growth program, our strategy to acquire prime acreage in key unconventional basins is already harvesting value for our shareholders. We exited 2011 with daily production of over 1,000 barrels of oil (equivalent) per day from three net wells and expect to see an additional increase in production in early 2012 from another three wells that are awaiting completion. We are excited about further development of our core acreage in the Williston Basin in the coming year as we continue to execute on our non-operating strategy in oil-rich plays such as the Bakken and Three Forks formations.”

Adjusted EBITDA for the year ended December 31, 2011 was $5.00 million, an increase of $5.83 million when compared to ($0.83) million in negative adjusted EBITDA for the period ending December 31, 2010. Adjusted EBITDA for the three months ended December 31, 2011 was $1.93 million, an increase of $1.8 million over the three months ended December 31, 2010. Adjusted EBITDA is a non-GAAP financial measure. A reconciliation of adjusted EBITDA to net income (loss), its most comparable GAAP financial measure is found at the end of this release.

Voyager posted a net loss for the year ended December 31, 2011 of $1.35 million, or $0.02 per share, an improvement from the net loss for the year ended December 31, 2010 of $4.27 million, or $0.11 per share.

Proved reserves for the period ending December 31, 2011, as audited by Netherland Sewell & Associates, Inc., the Company’s independent reservoir engineering firm, have an estimated PV10% value of approximately $59.63 million compared to a PV10% value of the Company’s reserves as of December 31, 2010 of $4.77 million. PV-10% is the estimated future cash flows from proved reserves, discounted at an annual rate of 10 percent before giving effect to income taxes.

As of December 31, 2011 Voyager’s cash balance was $13.93 million, an increase of $2.57 million, or 22.6%, compared to $11.36 million on December 31, 2010.

Voyager’s capital expenditures for the year ended December 31, 2011 totaled $54.7 million, compared with capital expenditures of approximately $33.4 million for the year ended December 31, 2010. Approximately $18.3 million, or 34% of capital expenditures, was dedicated to leasehold acquisition while approximately $36.4 million, or 66% of capital expenditures, was related to development, drilling and completion activities.

Fourth Quarter 2011 Financial Review

Revenue for the three months ended December 31, 2011 was $3.05 million, an increase of $2.56 million, or 520%, from revenue of $0.49 million for the quarter ended December 31, 2010.

Production taxes in the fourth quarter were $0.29 million or 7.49% of revenue. For the year ended December 31, 2011, production taxes were $0.72 million or 8.50% of revenue. In comparison, production taxes for the year ending December 31, 2010 were $0.10 million or 10.89% of revenue. The reduction in the rate of taxation was due primarily to an increase in Montana production, which has a more favorable tax regime than North Dakota.

Operational Update

Voyager continued its active leasehold acquisition strategy in 2011, increasing its overall leasehold assets by nearly 65%. During 2011, the Company acquired an additional 8,354 net mineral acres in the Williston Basin at an average lease bonus cost of $1,433 per acre. As of December 31, 2011 Voyager controlled approximately 32,000 net mineral acres in the Williston Basin. Moreover, approximately 80% of the 1,430 net acres acquired in the fourth quarter of 2011 was under development when acquired.

Within Voyager’s leasehold portfolio, 8,578 net acres, or approximately 24% of its total net acreage, is developed and held by production or operation as of December 31, 2011. In addition, Voyager expects an additional 25% of its current acreage portfolio to be developed in 2012. Voyager’s leasehold portfolio is well insulated from short-term lease expirations, as only 1,920 net acres in the Williston Basin are scheduled to expire in 2012, which is approximately 6% of Voyager’s current Williston Basin leasehold position. Of the 1,920 net acres facing short-term lease expirations, nearly 65% is currently being developed or permitted to be drilled or is subject to extension at Voyager’s option.

In 2011, Voyager participated in over five net wells in the Williston Basin, all targeting the oil-rich Bakken and Three Forks formations. The Company is currently participating in 25 gross wells which should yield another 1.35 net wells in the early portion of 2012.

“Voyager’s activities in 2011 strategically positioned the Company for solid growth in 2012,” added Reger. “As in any new venture we learned lessons in 2011 that have helped us become a more focused, mature company as we enter the new year. Our ability to grow our Company and create value for shareholders is limited only by our ability to execute our growth plan. We are dedicated to harvesting value from our existing leasehold position and creating additional value through continued strategic leasehold acquisitions in the Williston Basin. We are enthusiastic about the opportunities for Voyager in 2012 and beyond.”

About Voyager Oil & Gas

Voyager Oil & Gas, Inc. combines low overhead, organic acreage acquisition and strong joint venture relationships to exploit its oil and gas prospects. Voyager Oil & Gas is an exploration and production company focused on acquiring acreage in prospective natural resource plays across the continental United States. The Company’s primary business is focused on properties in North Dakota and Montana targeting the Bakken and Three Forks formations.

Forward Looking Statements

This press release contains forward-looking statements regarding future events and future results that are subject to the safe harbors created under the Securities Act of 1933 (the "Securities Act") and the Securities Exchange Act of 1934 (the "Exchange Act"). All statements other than statements of historical facts included in this report regarding Voyager's financial position, business strategy, plans and objectives of management for future operations, industry conditions, and indebtedness covenant compliance are forward-looking statements. When used in this report, forward-looking statements are generally accompanied by terms or phrases such as "estimate," "project," "predict," "believe," "expect," "anticipate," "target," "plan," "intend," "seek," "goal," "will," "should," "may" or other words and similar expressions that convey the uncertainty of future events or outcomes. Items contemplating or making assumptions about actual or potential future sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond Voyager's control) that could cause actual results to differ materially from those set forth in the forward-looking statements. Voyager has based these forward-looking statements on its current expectations and assumptions about future events. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond Voyager's control.

Reconciliation of Certain Non-GAAP Financial Measures to GAAP Financial Statements Consistent with Voyager Oil & Gas, Inc. 10-K for the Period Ended December 31, 2011

In addition to reporting net income (loss) as defined under GAAP, Voyager also presents net earnings before interest, income taxes, depreciation, depletion, and amortization, adjusted for accretion, impairments and stock-based compensation (“adjusted EBITDA”), which is a non-GAAP performance measure. Adjusted EBITDA does not represent, and should not be considered an alternative to GAAP measurements, such as net income (loss) (its most comparable GAAP financial measure), and the Voyager’s calculations thereof may not be comparable to similarly titled measures reported by other companies. By eliminating the items described below, the Company believes the measure is useful in evaluating its fundamental core operating performance. The Company also believes that adjusted EBITDA is useful to investors because similar measures are frequently used by securities analysts, investors, and other interested parties in their evaluation of companies in similar industries. Voyager’s management uses adjusted EBITDA to manage its business, including in preparing annual operating budget and financial projections. Voyager’s management does not view adjusted EBITDA in isolation and also uses other measurements, such as net income (loss) and revenues to measure operating performance. The following table provides a reconciliation of net income (loss), the most directly comparable GAAP measure, to adjusted EBITDA for the periods presented:

	Year Ended December 31,
	2011	2010	2009

Net loss	$(1,345,054)	$(4,268,569)	$(2,277,192)
Interest expense	2,036,032	629,026	—
Accretion of asset retirement obligations	4,882	358	—
Depreciation, depletion and amortization	3,577,297	550,773	30
Impairment of oil and natural gas properties	—	1,377,188	—
Stock-based compensation	728,546	882,804	2,244,504
Adjusted EBITDA	$5,001,703	$(828,420)	$(32,658)

Explanation, Disclosures and Disclaimers Related to Certain Financial Measures Related to Voyager Oil & Gas, Inc. Petroleum Reserve Value Calculations Consistent with 10-K for the Period Ending December 31, 2011

Voyager recently completed its most current reservoir engineering calculations as of December 31, 2011. Based on the results of its December 31, 2011 reserve analysis, the Company’s proved reserves increased approximately 845% during 2011 primarily as a result of increased drilling activity involving its acreage and its acquisition of acreage subject to specific drilling projects or included in permitted or drilling spacing units. Voyager incurred approximately $36.4 million of capital expenditures for drilling activities and $18.3 million for acreage acquisitions during the year ended December 31, 2011, which directly contributed to the increase in the Company’s proved developed reserves. No other expenditures materially contributed to the development of proved developed reserves in 2011.  Voyager’s proved undeveloped reserves increased by approximately 777% during 2011 primarily as a result of drilling activity and acreage acquisitions.  Based on the Company’s independent reservoir engineering firm’s calculations of proved undeveloped reserves as of December 31, 2010, 271,000 BOE in proved undeveloped reserves were converted to proved developed reserves during 2011. Approximately 2.1 million BOE were added to proved undeveloped reserves during 2011. Voyager’s management expects that the Company’s proved undeveloped reserves will continue to be converted to proved developed producing reserves as additional wells are drilled.  Voyager does not have any material amounts of proved undeveloped reserves that have remained undeveloped for five years or more.

SEC Pricing Proved Reserves(1)

	Gross Wells	Net Wells	Crude Oil (Bbl)	Natural Gas (cubic feet)	Total (Boe)(2)	PV10% Value
PDP Properties	75	2.92	706,483	247,475	747,729	$26,608,309
PDNP Properties	32	1.18	360,021	162,617	387,124	$9,714,588
PUD Properties	169	7.00	2,160,518	1,328,953	2,382,010	$23,302,105

Total Proved Properties:	276	11.10	3,227,022	1,739,045	3,516,863	$59,625,002

(1)	The SEC Pricing Proved Reserves table above values crude oil and natural gas reserve quantities and related discounted future net cash flows as of December 31, 2011 assuming average constant realized prices of $88.81 per Bbl of crude oil and $6.34 per Mcf of natural gas. The average gas price reflects the value of processed gas sales and natural gas liquids. Under SEC guidelines, these prices represent the average prices per Bbl of crude oil and per Mcf of natural gas at the beginning of each month in the 12-month period prior to the end of the reporting period, which averages are then adjusted to reflect applicable transportation and quality differentials. The values presented in the table above were calculated by Pressler Petroleum Consultants, Inc. and audited by Netherland Sewell & Associates, Inc. (“NSAI”).

(2)	Barrels of oil equivalent (Boe) are computed based on a conversion ratio of one Boe for each barrel of crude oil and one BOE for every 6,000 cubic feet (i.e., 6 Mcf) of natural gas.

The table above assumes prices and costs discounted using an annual discount rate of 10% without future escalation, without giving effect to non-property related expenses such as general and administrative expenses, debt service and depreciation, depletion and amortization. The "PV10%" values of Voyager’s proved reserves presented in the foregoing table may be considered a non-GAAP financial measure as defined by the SEC. As of December 31, 2011, the PV10% value for Voyager’s proved reserves was equal to the standardized measure of discounted future net cash flows.

Uncertainties are inherent in estimating quantities of proved reserves, including many risk factors beyond the Company’s control. Reserve engineering is a subjective process of estimating subsurface accumulations of crude oil and natural gas that cannot be measured in an exact manner. As a result, estimates of proved reserves may vary depending upon the engineer valuing the reserves. Further, the Company’s actual realized price for our crude oil and natural gas is not likely to average the pricing parameters used to calculate its proved reserves. As such, the crude oil and natural gas quantities and the value of those commodities ultimately recovered from the Company’s properties will vary from reserve estimates.